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                                                                     EXHIBIT 3.1

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                              REVENGE MARINE, INC.


TO THE SECRETARY OF STATE OF THE STATE OF NEVADA:


     The undersigned, Revenge Marine, Inc. ("Corporation"), a Nevada corporation, for the purpose of adopting this Amended and Restated Certificate of Incorporation pursuant to the Nevada Corporation Act ("Act"), hereby certifies:


     1.   The name of the Corporation is Revenge Marine, Inc.

     2. The name under which the Corporation was originally incorporated is Contracap, Inc.

     3. The original Certificate of Incorporation of the Corporation was filed with the Nevada Secretary of State on December 28, 1979 and was amended on November 16, 1994, January 6, 1995, December 22, 1995, and February 20, 1998.

     4. The principal amendments effected by this Amended and Restated Certificate of Incorporation are:

          (a)  To simplify and enlarge the powers of the corporation; and

          (b) To increase the authorized capital to 50,000,000 shares of Common Stock, par value $.001 per share and 300,000 shares of Preferred Stock, par value $.001; and

          (c) To add a new article denying cumulative voting, a new article denying preemptive rights, a new article relating to the Board of Directors, a new article relating to amendment of the bylaws, add a new article relating to possible conflicts of interest, add a new article relating to Indemnification and add a new article relating to director liability in certain cases; and

          (d) To delete everything except the name, registered agent and duration of the Corporation; and

          (e) To renumber, edit, alter, modify, delete and change the language of the remaining provisions in the Amended Certificate of Incorporation for consistency and clarity.

     5. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the Act, and restates, integrates and amends the Amended Certificate of Incorporation.

     6. The Amended and Restated Certificate of Incorporation of Revenge Marine, as amended hereby, is restated in its entirety as follows: